Exhibit 5.1

Morgan, Lewis & Bockius LLP One Oxford Centre Thirty-Second Floor Pittsburgh, PA 15219-6401 Tel: 412.560.3300 Fax: 412.560.7001 www.morganlewis.com	MORGAN LEWIS COUNSELORS AT LAW

May 5, 2004

First NLC Financial Services, Inc.

700 West Hillsboro Boulevard, Building 1

Deerfield Beach, Florida 33441

Re:	Registration Statement on Form S-1 File No. 333-113729

Ladies and Gentlemen:

We have acted as counsel to First NLC Financial Services, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1, File No. 333-113729 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the public offering of an aggregate of 3,565,000 shares (the “Company Shares”) of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), to be sold by the Company to the underwriters for whom SunTrust Capital Markets, Inc., Piper Jaffray & Co., and Stephens Inc. are acting as representatives (the “Underwriters”), of which up to 465,000 shares are shares of Common Stock which the Underwriters will have an option to purchase from the Company solely for the purpose of covering over-allotments.

We are familiar with the Registration Statement. We have reviewed the Company’s Certificate of Incorporation and Bylaws, as currently in effect, and the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. We have also examined such other public and corporate documents, certificates, instruments, and corporate records, and such questions of law, as we have deemed necessary for purposes of expressing an opinion on the matters hereinafter set forth. In all examinations of documents, instruments, and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic, or other copies.

For purposes of this opinion, we have assumed the filing with, and acceptance by, the Secretary of State of Delaware of the Amended and Restated Certificate of Incorporation, which filing will take place prior to the Registration Statement being declared effective by the Securities and Exchange Commission.

On the basis of the foregoing, we are of the opinion that the Company Shares, when issued and sold in accordance with the plan of distribution set forth in the Registration Statement, will be validly issued, fully paid, and non-assessable.

First NLC Financial Services, Inc.

May 5, 2004

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Prospectus forming a part thereof under the caption “Validity of Common Stock.” In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder, or Item 509 of Regulation S-K.

Very truly yours,

/s/    MORGAN, LEWIS & BOCKIUS LLP

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